SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ___)

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12

Blue Martini Software, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

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The following materials were first used by Blue Martini Software, Inc. on March 1, 2005 in discussing the proposed transaction referred to in the material below with its employees, customers, investors and partners and Blue Martini may use these materials in the future for similar purposes:

Q&A FOR BLUE MARTINI/MULTI-CHANNEL ACQUISITION

Q:	Why did the Company enter into this transaction?

The Company’s Board of Directors determined that entering into this transaction was in the best interests of the Company’s stockholders.

Q:	Who is Multi-Channel Holdings?

Multi-Channel Holdings is a privately held Golden Gate Capital portfolio company and the parent company of Ecometry Corporation, a leading multi-channel retail software vendor.

Q:	Who is Golden Gate Capital?

Golden Gate Capital is a San Francisco-based private equity investment firm with approximately $2.6 billion of capital under management. Golden Gate Capital has acquired and built approximately twenty-five software companies in the last four years.

Q:	What are the terms of the deal?

Under the terms of the merger agreement, all of Blue Martini’s outstanding shares and options will be acquired for cash based on a value of $4.00 per share, for a total transaction value of approximately $54 million.

Q:	When will the transaction be finalized?

Completion of the transaction is subject to customary closing conditions, including approval by the holders of a majority of the outstanding common stock of Blue Martini Software and the securing of regulatory approvals. The transaction is expected to close in the second quarter of 2005.

Q:	What will happen between now and when the deal closes?

We will immediately start the process of securing appropriate regulatory and stockholder approvals to complete the transaction. The executive team will work with the Multi-Channel team to plan the post-acquisition business model and go-to-market plans.

Until the transaction closes, Blue Martini will continue to operate on a business-as-usual basis for all its employees, staying on track with our 2005 company business plans.

Q:	What will happen to my stock options and restricted stock?

Upon the closing date, the stock options and restricted stock grants held by then-current employees will vest immediately and will be automatically exchanged for the merger consideration, which for options is $4 per share less the option exercise price.

Q:	What will happen to my salary and benefits?

In the near term, it is business as usual and there will be no changes in salaries or existing benefits. Once the transaction closes, the Blue Martini benefits programs will continue for some period, after which employees would be offered the benefits packages of the combined entity.

Q:	What will happen to my job?

In the near term, it is business as usual and there will be no changes. We will be scheduling meetings over the coming days and weeks to provide you more information about what the post-transaction business will look like.

Q:	What will happen to the Blue Martini entity?

Until the transaction is completed, Blue Martini Software will continue to operate under the name of Blue Martini Software. After the transaction is completed, Blue Martini will become a Golden Gate Capital portfolio company as a wholly owned subsidiary of Multi-Channel Holdings.

Additional Information About the Proposed Transaction and Where You Can Find It

In connection with the proposed transaction, Blue Martini intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF BLUE MARTINI ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by Blue Martini with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Blue Martini may obtain free copies of the documents filed with the SEC by contacting Blue Martini Investor Relations at 310-407-6555 or Blue Martini Software, Inc., 2600 Campus Drive, San Mateo, CA 94403. You may also read and copy any reports, statements and other information filed by Blue Martini with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Blue Martini and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Blue Martini stockholders in favor of the proposed transaction. Certain executive officers and directors of Blue Martini have interests in the transaction that may differ from the interests of stockholders generally, including acceleration of vesting of stock options, benefits conferred under retention, severance and change in control arrangements, and continuation of director and officer insurance and indemnification. These interests will be described in the proxy statement when it becomes available.